Contact:
For United Surgical Partners International:
Mark A. Kopser
Senior Vice President and Chief Financial Officer
   or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

For Evanston Northwestern Healthcare:
Gail Polzin
Senior Director, Corporate Communications
(847) 570-3151

UNITED SURGICAL PARTNERS INTERNATIONAL JOINT VENTURES WITH
EVANSTON NORTHWESTERN HEALTHCARE

Dallas, Texas and Evanston, Illinois (May 23, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) and Evanston Northwestern Healthcare (ENH) today announced the signing of a joint venture agreement to develop and operate a network of freestanding ambulatory surgery centers in the greater Chicago area. Initially, ENH will acquire an ownership position in four surgery centers owned by United Surgical Partners International and local physicians. The joint venture will also seek to acquire and develop new facilities.

      Commenting on the agreement, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We are honored to partner with this organization and to mutually develop and expand the number of surgical facilities delivering quality healthcare to northern Chicago and the surrounding area.”

      “We are pleased to have the opportunity to share ownership of these four ambulatory surgery centers,” said Jeffrey Hillebrand, chief operating officer of Evanston Northwestern Healthcare. “This will allow us to expand the high-quality healthcare provided by Evanston Northwestern Healthcare.”

      The four surgery centers are located at 815 West Howard Street in Evanston, 1614 North Harlem Avenue in Elmwood Park, and One East Erie and 25 East Washington Street in Chicago.

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USPI Joint Ventures With Evanston Northwestern Healthcare

May 23, 2005

      United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 90 surgical facilities. Of the Company’s 87 domestic facilities, 56 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

      Located in Chicago’s northern suburbs, Evanston Northwestern Healthcare is an academic health system affiliated with Northwestern University. Their integrated delivery system includes Evanston, Glenbrook and Highland Park Hospitals as well as the ENH Home Services, ENH Medical Group, ENH Research Institute, and the ENH Foundation.

      The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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